1

NAME OF REGISTRANT

Franklin Investors Securities Trust
File No. 811-04986

EXHIBIT ITEM No. 77C: Submission of
matters to a vote of security holders

Franklin Total Return Fund
(a series of Franklin Investors
Securities Trust)

MINUTES OF THE SPECIAL MEETING OF
SHAREHOLDERS

                        June 27, 2008

1: To approve a subadvisory agreement.

         Require    Current    of O/S of Voted
         Voting     Voting
         Level      Level
For:     52,109,438 73,444,953 53.82% 94.43%
         .323       .094
Against:            1,479,349. 1.084% 1.90%
                    504
Abstain:            2,850,978. 2.09%  3.67%
                    481
Total    68,235,647 77,775,281 56.99% 100.00%
Voted:   .433       .079